UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 17, 2024

Centuri Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42022	93-1817741
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19820 North 7th Avenue, Suite 120

Phoenix, Arizona

(Address of principal executive offices)

85027

(Zip Code)

Registrant’s telephone number, including area code: (623) 582-1235

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CTRI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On April 22, 2024, Centuri Holdings, Inc. (the “Company”) completed its previously announced initial public offering (the “IPO”) of 14,260,000 shares of its common stock, par value $0.01 per share (“Common Stock”), including the underwriters’ full exercise of their option to purchase 1,860,000 shares to cover over-allotments, at an initial public offering price of $21.00 per share (the “IPO Per Share Price”). The net proceeds to the Company from the IPO and the Concurrent Private Placement (as defined below), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, were approximately $329.3 million. The Company intends to use the net proceeds from the IPO and the Concurrent Private Placement to repay amounts under the Company’s revolving credit facility and under the Company’s term loan and the remainder for general corporate purposes.

Prior to the IPO, the Company was a wholly owned subsidiary of Southwest Gas Holdings, Inc., a Delaware corporation (“Southwest Gas”). As of the closing of the IPO, Southwest Gas owns 71,665,592 shares of Common Stock, or approximately 81.0% of the total outstanding shares of Common Stock.

Item 3.02 Unregistered Sale of Equity Securities.

On April 22, 2024, concurrently with the closing of the IPO and as previously contemplated by, and described in, the Registration Statement on Form S-1, as amended (File No. 333-278178), filed by the Company with the Securities and Exchange Commission and declared effective on April 17, 2024 (the “Registration Statement”), the Company closed the sale of an aggregate of 2,591,929 shares of Common Stock to Icahn Partners LP and Icahn Partners Master Fund LP, investment entities affiliated with Carl C. Icahn, at the IPO Per Share Price, pursuant to a private placement (the “Concurrent Private Placement”) exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended. The gross proceeds to the Company from the Concurrent Private Placement were approximately $54.4 million.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2024, Julie A. Dill, Andrew W. Evans, Christopher A. Krummel, Anne L. Mariucci and Charles R. Patton were appointed as directors of the Company’s board of directors (the “Board”), effective as of 4:00 p.m. New York City time on April 17, 2024, the effective date of the Registration Statement. William J. Fehrman, the Company’s President and Chief Executive Officer, and Karen S. Haller, President and Chief Executive Officer of Southwest Gas, had previously served as directors of the Company while it was a wholly owned subsidiary of Southwest Gas and will continue to serve as directors of the Company.

The Board has established the following committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The members of the Audit Committee as of the date of the closing of the IPO are Ms. Dill and Messrs. Patton, Krummel and Evans, and Ms. Dill serves as Chair of the Audit Committee. The members of the Compensation Committee as of the date of the closing of the IPO are Mses. Haller and Mariucci and Messrs. Evans and Patton, and Mr. Evans serves as Chair of the Compensation Committee. The members of the Nominating and Corporate Governance Committee as of the date of the closing of the IPO are Mses. Dill and Mariucci and Mr. Krummel, and Ms. Mariucci serves as Chair of the Nominating and Corporate Governance Committee.

For biographical information regarding these directors and a description of the material terms of the directors’ annual compensation, see the sections entitled “Management” and “Executive and Director Compensation,” respectively, in the Registration Statement. Except as disclosed in the section entitled “Certain Relationships and Related Person Transactions—Separation Agreement” in the Registration Statement, there are no arrangements or understandings between any of the directors and any other persons pursuant to which each such director was selected to serve as a director. There are no transactions in which any director has a direct or indirect material interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURI HOLDINGS, INC.

Dated: April 22, 2024	By:	/s/ Gregory A. Izenstark
	Name:	Gregory A. Izenstark
	Title:	Executive Vice President and
Chief Financial Officer